                            SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                      REPLIGEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1)     Title of each class of securities to which transaction applies:
                                     NOT APPLICABLE
         -----------------------------------------------------------------------
     (2)      Aggregate number of securities to which transaction applies:
                                     NOT APPLICABLE
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                     NOT APPLICABLE
         -----------------------------------------------------------------------
     (4)            Proposed maximum aggregate value of transaction:
                                     NOT APPLICABLE
         -----------------------------------------------------------------------
     (5)                             Total fee paid:
                                     NOT APPLICABLE
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)                         Amount Previously Paid:
                                     NOT APPLICABLE
         -----------------------------------------------------------------------
     (2)              Form, Schedule or Registration Statement No.:
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     (3)                              Filing Party:
                                     NOT APPLICABLE
         -----------------------------------------------------------------------
     (4)                               Date Filed:
                                     NOT APPLICABLE
         -----------------------------------------------------------------------

                              REPLIGEN CORPORATION
                               117 FOURTH AVENUE
                               NEEDHAM, MA 02494
                                 (781-449-9560)

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

To the Stockholders:

    The Annual Meeting of Stockholders of Repligen Corporation, a Delaware Corporation ("Repligen") will be held on Thursday, September 16, 1999, 10:00 a.m. local time, at the offices of Repligen, 117 Fourth Avenue, Needham, Massachusetts for the following purposes:

    1.  To elect a Board of Directors for the ensuing year;

    2. To ratify the selection of Arthur Andersen LLP as the independent auditors of Repligen for the fiscal year ending March 31, 2000;

    3. To consider and act upon a proposal to amend Repligen's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share, from 30,000,000 shares to 40,000,000 shares; and

    4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

    Stockholders entitled to notice of and to vote at the Annual Meeting shall be determined as of the close of business on July 23, 1999, the record date fixed by the Board of Directors for such purpose.

                                          By Order of the Board of Directors
                                          Daniel P. Witt, Secretary

Needham, Massachusetts
         , 1999

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                              REPLIGEN CORPORATION
                               117 FOURTH AVENUE
                               NEEDHAM, MA 02494

                            ------------------------

                                PROXY STATEMENT
                                         , 1999

    Proxies in the form included with this proxy statement are solicited by the Board of Directors (the "Board") of Repligen Corporation, a Delaware corporation ("Repligen"), for use at the Annual Meeting of Stockholders of Repligen to be held, pursuant to the accompanying Notice of Annual Meeting, on Thursday, September 16, 1999, 10:00 a.m. local time, or at any adjournments thereof (the "Annual Meeting" or the "Meeting"), at Repligen's principal executive offices at 117 Fourth Avenue, Needham, Massachusetts 02494. Only stockholders of record as of July 23, 1999 (the "Record Date") will be entitled to notice of and to vote at the Meeting and any adjournments thereof. As of the Record Date, [21,868,085] shares of Common Stock, $.01 par value (the "Common Stock"), of Repligen were issued and outstanding.

    Repligen's Annual Report to Stockholders, containing financial statements for the fiscal year ended March 31, 1999, is being provided together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying proxy will be first provided to
stockholders on or about       , 1999.

    The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by: (1) filing with the Secretary of Repligen, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Repligen before the taking of the vote at the Annual Meeting; or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Repligen Corporation, 117 Fourth Avenue, Needham, Massachusetts 02494, Attention: Secretary, at or before the taking of the vote at the Annual Meeting.

    Each of the persons named as attorneys in the proxies is a director and/or officer of Repligen. All properly-executed proxies returned in time to be counted at the Annual Meeting will be voted as stated below under the heading "Voting Procedures." Any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board by writing that nominee's name on the space provided on the proxy. In addition to the election of Directors, the stockholders will consider and vote upon a proposal to ratify the selection of auditors and will consider and vote upon a proposal to amend Repligen's Restated Certificate of Incorporation (the "Charter") to increase the number of authorized shares of Common Stock from 30,000,000 shares to 40,000,000 shares, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to a matter, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

    The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                               VOTING PROCEDURES

    The representation, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker "non-votes," are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

    ELECTION OF DIRECTORS. Directors are elected by plurality of the votes cast, in person or by proxy, at the Annual Meeting. The five nominees who receive the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected Directors for a one-year term. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee's achievement of a plurality. Shares present at the meeting or represented by proxy where the stockholder properly withholds authority to vote by marking the "WITHHOLD" box on the proxy for such nominee will not be counted toward such nominee's achievement of plurality.

    AMENDMENT OF REPLIGEN'S RESTATED CERTIFICATE OF INCORPORATION. Approval of the proposal to amend Repligen's Charter will require the affirmative vote of a majority of the outstanding shares of Common Stock of Repligen entitled to vote on the proposal.

    OTHER MATTERS. For all other matters being submitted to stockholders at the Annual Meeting, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval. Shares voted to abstain are included in the number of shares present or represented and voting on each matter. Shares subject to broker "non-votes" are not considered to have been voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

    EquiServe will serve as the Inspector of Elections and will count all votes and ballots.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth, as of June 30, 1999, the name of each person who, to Repligen's knowledge, beneficially owned more than 5% of the shares of Common Stock of Repligen outstanding at that date, the number of shares beneficially owned by each of these persons, and the percentage of the outstanding shares of the Company beneficially owned by each of these persons.

                                                                                  AMOUNT AND NATURE OF
NAME AND ADDRESS OF                                                                    BENEFICIAL        PERCENT OF
  BENEFICIAL OWNERSHIP                                                                OWNERSHIP(1)        CLASS(2)
--------------------------------------------------------------------------------  --------------------  -------------
Paramount Capital Asset Management, Inc.(3).....................................         2,966,020             13.3%
787 Seventh Avenue
New York, NY 10019

Wellington Management Company, LLP(4)...........................................         2,600,000             11.9%
75 State Street
Boston, MA 02110

BVF Partners L.P. (5)...........................................................         1,762,150              8.0%
333 West Wacker Drive
Chicago, IL 60606

------------------------

(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include shares issuable pursuant to options held by the named person that may be exercised within 60 days of June 30, 1999.

(2) Percentages of ownership are based upon 21,868,085 shares of Common Stock issued and outstanding as of June 30, 1999. Shares of Common Stock that may be acquired pursuant to options that are exercisable within 60 days of June 30, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the percentage ownership of any other person.

(3) Consists of 2,033,106 shares of Common Stock owned by The Aries Master Fund, a Cayman Islands exempted company (the "Master Fund"), 904,165 shares of Common Stock owned by Aries Domestic Fund II, L.P. (the "ADF II"). Paramount Capital Asset Management, Inc. ("PCAM"), serves as the investment manager to the Master Fund and the general partner of each of the ADF and the ADF II. Lindsay A. Rosenwald, M.D., is the chairman and sole stockholder of PCAM. PCAM and Dr. Rosenwald disclaim beneficial ownership of the securities held by the ADF, the Master Fund and the ADF II, except to the extent of their pecuniary interest therein, if any.

(4) Wellington Management Company, LLP ("WMC"), is an investment adviser registered with the Securities and Exchange Commission (the "Commission") under Section 203 of the Investment Advisers Act of 1940, as amended. WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of shares of common stock of Repligen that are owned of record by investment advisory clients of WMC. Beneficial ownership, as such term is used herein, is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, and includes voting and/or investment power with respect to such shares. As of June 30, 1999, numerous investment advisory clients of WMC held of record, in the aggregate, 2,600,000 shares of common stock of Repligen. No such client is known to have such beneficial ownership with respect to more than five percent of this class of securities. WMC disclaims true beneficial ownership of such shares except to the extent of any pecuniary interest derived therefrom.

(5) According to a Form 4 filed with the Commission and provided to Repligen, these holdings consist of 490,700 shares of Common Stock and 262,500 shares of Common Stock which may be acquired pursuant to presently exercisable warrants owned by Biotechnology Value Fund, L.P., a Delaware limited partnership ("BVF"); 214,200 shares of Common Stock and 112,500 shares of Common Stock which may be acquired pursuant to presently exercisable warrants owned by Biotechnology Venture Partners L.P., a Delaware limited partnership ("BVF Venture"); and 406,000 shares of Common Stock and 281,250 shares of Common Stock which may be acquired pursuant to presently exercisable warrants owned by certain managed accounts (the "Managed Accounts"). BVF Partners L.P., a Delaware limited partnership, is the general partner of BVF and BVF Venture and serves as the investment manager of the Managed Accounts.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    The Board has fixed the number of directors at five. Directors of the Company are elected annually to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

    Shares represented by all proxies received by the Board and not marked or voted so as to withhold authority to vote for any individual director or for any group of directors will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board knows of no reason why any nominee should be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, proxies will be voted or withheld in accordance with the judgment of the persons named as attorneys in the proxies with respect to the directorship for which that nominee was unable or unwilling to serve.

    The nominees for director are Walter C. Herlihy, Ph.D., Robert J. Hennessey, Ph.D., G. William Miller, Alexander Rich, M.D. and Paul Schimmel, Ph.D. All five nominees are currently directors of Repligen.

    The Board unanimously recommends a vote FOR each of the nominees for election as directors.

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

    Repligen's executive officers are appointed by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of Repligen. The directors and executive officers of Repligen are as follows:

NAME                                            AGE                                 POSITIONS
------------------------------------------      ---      ---------------------------------------------------------------
Walter C. Herlihy, Ph.D.(3)...............          47   President, Chief Executive Officer and Director
James R. Rusche, Ph.D.....................          45   Vice President, Research and Development
Daniel P. Witt, Ph.D......................          51   Vice President, Business Development
Robert J. Hennessey.......................          53   Director
G. William Miller(1)(2)(3)................          74   Director
Alexander Rich, M.D(2)....................          74   Director
Paul Schimmel, Ph.D.(1)(3)................          58   Director

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

(3) Member of the Executive Committee

                            BIOGRAPHICAL INFORMATION

    WALTER C. HERLIHY, PH.D. joined Repligen in March 1996 as President, Chief Executive Officer and Director in connection with Repligen's merger with Glycan Pharmaceuticals, Inc. From July 1993 to March 1996, Dr. Herlihy was the President and CEO of Glycan Pharmaceuticals, Inc. From October 1981 to June 1993, he held numerous research positions at Repligen, most recently as Senior Vice President, Research and Development. Dr. Herlihy holds an A.B. degree in chemistry from Cornell University and a Ph.D. in chemistry from MIT.

    JAMES R. RUSCHE, PH.D. joined Repligen in March 1996 as Vice President, Research and Development in connection with Repligen's merger with Glycan Pharmaceuticals, Inc. From July 1994 to March 1996, Dr. Rusche was Vice President, Research and Development of Glycan Pharmaceuticals, Inc. From February 1985 to June 1994, he held numerous research positions at Repligen, most recently as Vice President, Discovery Research. Dr. Rusche holds a B.S. degree in microbiology from the University of Wisconsin, LaCrosse and a Ph.D. in immunology from the University of Florida.

    DANIEL P. WITT, PH.D. joined Repligen in March 1996 as Vice President, Business Development in connection with Repligen's merger with Glycan Pharmaceuticals, Inc. From October 1993 to March 1996, Dr. Witt was Vice President, Business Development of Glycan Pharmaceuticals, Inc. From April 1983 to September 1993, he held numerous research positions at Repligen, most recently as Vice President, Technology Acquisition. Dr. Witt holds a B.A. degree in chemistry from Gettysberg College and a Ph.D. in biochemistry from the University of Vermont.

    ROBERT J. HENNESSEY has served as a director of Repligen since July 1999. Mr. Hennessey has served as Chairman of the Board and Chief Executive Officer of Genome Therapeutics Corp., a biotechnology company, since March 1993. From 1990 to 1993, Mr. Hennessey served as the President of Hennessey & Associates Ltd., a strategic consulting firm to biotechnology and healthcare companies. Prior to 1990, Mr. Hennessey held a variety of management positions at Merck, SmithKline, Abbott and Sterling Drug. Mr. Hennessey is also a director of PenWest Pharmaceuticals and Virus Research Institute, Inc., a biotechnology company.

    G. WILLIAM MILLER has served as a Director of Repligen since January 1982. Mr. Miller is the Chairman of the Board of G. William Miller & Co., Inc., a private merchant banking firm. He has served in that capacity for over five years. From January 1990 until February 1992, Mr. Miller was Chairman and Chief Executive Officer of Federated Stores, Inc., an owner and operator of retail department stores, supermarkets and real estate interests. Mr. Miller is a former Chairman of the Board of Governors of the Federal Reserve System and served as Secretary of the Treasury under President Carter. Mr. Miller is a director of the Simon Property Group, Inc., a real estate investment trust, Kleinwort Benson Australian Income Fund, Inc., GS Industries, Inc., a producer of steel and related products and Waccamaw corporation, a specialty retailer.

    ALEXANDER RICH, M.D., Co-Founder and Co-Chairman of the Board of Directors of Repligen, has been on the faculty of MIT since 1958 and is the Sedgwick Professor of Biophysics. Internationally recognized for his contributions to the molecular biology of nucleic acids, he has determined their three-dimensional structure and has investigated their activity in biological systems. He is widely known for his work in elucidating the three-dimensional structure of transfer RNA, which is a component of the protein synthesizing mechanism and for his discovery of a novel, left-handed form of DNA. He is a member of the National Academy of Sciences, the American Philosophical Society, the Pontifical Academy of Sciences, Rome and a foreign member of the French Academy of Sciences, Paris. Dr. Rich has been a Director of Repligen since March 1981. Dr. Rich is a director of Alkermes, Inc.

    PAUL SCHIMMEL, PH.D., Co-Founder and Co-Chairman of the Board of Directors of Repligen, has been on the faculty of the Skaggs Institute of Chemical Biology at Scripps Research Institute since 1997. He is well known for his work in biophysical chemistry and molecular biology. His field of specialty is the mechanism of action of proteins and the manner in which they act upon the nucleic acids in the cell. This work involves broad applications of recombinant DNA technology. He is a member of the National Academy of Sciences, received the 1978 ACS/Pfizer award for excellence in enzyme research, and is co-author of a widely read textbook on biophysical chemistry. He also previously served as the Chairman, Director of Biological Chemistry, American Chemical Society. Dr. Schimmel has been a Director of Repligen since March 1981. Dr. Schimmel is a director of Alkermes, Inc. and Cubist Pharmaceuticals, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Pursuant to a Financial Advisory Agreement with Paramount Capital, Inc. its affiliates, related entities and designees (collectively "Paramount") dated as of July 15, 1999, Paramount will provide certain financial advisory and/or investment banking services to Repligen in exchange for consideration, including $100,000 cash upon execution of the agreement, and the issuance of a common stock purchase warrant exercisable for 100,000 shares of Repligen's Common Stock at $2.75 per share. The Financial Advisory Agreement also provides for the payment of additional fees to Paramount upon the consummation of certain transactions for which Paramount acts as Repligen's financial advisor. Lindsay Rosenwald, M.D. the chairman of Paramount is also the chairman of PCAM, the general partner of ADF, ADF II and the investment manager of the Master Fund (collectively, the "Aries Funds"). As of June 30, 1999, Dr. Rosenwald and PCAM may be deemed to beneficially own approximately 13.3% of the outstanding Common Stock of Repligen. Paramount disclaims beneficial ownership of the shares of Common Stock owned by Dr. Rosenwald, PCAM and/or the Aries Funds.

    No family relationship exists among the officers and directors of Repligen.

        INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board met five times during the fiscal year ended March 31, 1999. During the fiscal year ended March 31, 1999, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served.

    The Board has a standing Audit Committee, Compensation Committee and Executive Committee. The Audit Committee, currently consisting of Mr. Miller and Dr. Rich, is responsible for determining the adequacy of Repligen's internal accounting and financial controls. The Audit Committee met once with management and Repligen's independent public accountants to review matters pertaining to the 1999 fiscal year audit. No member of the Audit Committee is a member of Repligen's management. The Compensation Committee, currently consisting of Dr. Schimmel and Mr. Miller, is responsible for reviewing matters pertaining to the compensation of Repligen's officers and the granting of stock options (other than stock options which are automatically granted to certain members of the Board pursuant to Repligen's stock option plan) and contributions to Repligen's Employee Stock Ownership

Plan. See "Compensation of Directors" and "Compensation Committee Report to Shareholders." The Compensation Committee met once during the fiscal year ended March 31, 1999. No member of the Compensation Committee is a member of Repligen's management. The Executive Committee, currently consisting of Mr. Miller, Dr. Schimmel and Dr. Herlihy (an employee of Repligen), is authorized to exercise certain powers of the Board not specifically reserved to the Board by Repligen's By-Laws or the General Corporation Law of the State of Delaware. The Board does not have a standing nominating committee.

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information as of June 30, 1999 with respect to beneficial ownership of shares of Repligen's Common Stock by all directors and executive officers named in the Summary Compensation Table set forth below under "Summary of Executive Compensation" individually, and by all directors and executive officers of Repligen as a group.

                                                                                 AMOUNT AND NATURE OF    PERCENT
                                                                                      BENEFICIAL           OF
BENEFICIAL OWNER                                                                     OWNERSHIP(1)       CLASS(2)
------------------------------------------------------------------------------  ----------------------  ---------
Paul Schimmel, Ph.D.(3).......................................................            625,082         2.9%
Alexander Rich, M.D.(4).......................................................            440,700         2.0%
G. William Miller (5).........................................................            100,666           *
Robert J. Hennessey (6).......................................................              8,000           *
Walter C. Herlihy (7).........................................................            326,668         1.5%
James R. Rusche (8)...........................................................            163,168           *
Daniel P. Witt (9)............................................................            144,404           *
All directors and executive officers as group (7 persons)(10).................          1,808,688         8.3%

------------------------

*   Less than one percent

(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include shares issuable pursuant to options held by the named person that may be exercised within 60 days of June 30, 1999.

(2) Percentages of ownership are based upon 21,868,085 shares of Common Stock issued and outstanding as of June 30, 1999. Shares of Common Stock that may be acquired pursuant to options that are exercisable within 60 days of June 30, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the percentage ownership of any other person.

(3) All shares held jointly with Dr. Schimmel's spouse. Includes 10,000 shares issuable pursuant to stock options which are exercisable within 60 days of June 30, 1999.

(4) Includes 60,000 shares held by Dr. Rich's spouse. Includes 10,000 shares issuable pursuant to stock options which are exercisable within 60 days of June 30, 1999.

(5) Includes 30,666 shares issuable pursuant to stock options which are exercisable within 60 days of June 30, 1999.

(6) Includes 8,000 shares issuable pursuant to stock options which are exercisable within 60 days of June 30, 1999.

(7) Includes 185,000 shares issuable pursuant to stock options which are exercisable within 60 days of June 30, 1999.

(8) Includes 53,500 shares issuable pursuant to stock options which are exercisable within 60 days of June 30, 1999.

(9) Includes 48,500 shares issuable pursuant to stock options which are exercisable within 60 days of June 30, 1999.

(10) Includes 352,000 shares issuable pursuant to stock options which are exercisable within 60 days of June 30, 1999.

                       SUMMARY OF EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The table below shows compensation information with respect to services rendered to Repligen in all capacities during the fiscal years ended March 31, 1999, 1998 and 1997 for the Chief Executive Officer and each of Repligen's other most highly compensated executive officers who earned more than $100,000 in salary and bonus in fiscal 1999 and were serving as executive officers as of March 31, 1999 (collectively, the "Named Executive Officers").

                                                                                                          LONG-TERM
                                                                                      ANNUAL           COMPENSATION(2)
                                                                                  COMPENSATION(1)     -----------------
                                                                    FISCAL     ---------------------  SHARES UNDERLYING
NAME AND PRINCIPLE POSITION                                          YEAR        SALARY      BONUS       OPTIONS(#)
----------------------------------------------------------------  -----------  ----------  ---------  -----------------
Walter C. Herlihy, Ph.D.........................................        1999   $  180,000  $  25,000        400,000
President and Chief Executive Officer                                   1998      169,600     17,500         50,000
                                                                        1997      160,000     15,000             --

James R. Rusche, Ph.D...........................................        1999   $  128,000  $  15,000         30,000
Vice President, Research and Development                                1998      121,900     10,000         20,000
                                                                        1997      115,000     10,000             --

Daniel P. Witt, Ph.D............................................        1999   $  128,000  $  15,000         10,000
Vice President, Business Development                                    1998      121,900      7,500         20,000
                                                                        1997      115,000     10,000             --

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits was less than the lower of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

(2) Represents stock options granted during the fiscal years ended March 31, 1999, 1998 or 1997 as determined by the Compensation Committee. Repligen did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during the fiscal years ended March 31, 1999, 1998 or 1997.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows information regarding stock options granted to the Named Executive Officers during the fiscal year ending March 31, 1999.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                                      POTENTIAL
                                                                                                 REALIZABLE VALUE AT
                                                                                                    ASSUMED ANNUAL
                                       NUMBER OF      PERCENT OF                                 RATES OF STOCK PRICE
                                      SECURITIES     TOTAL OPTIONS                                 APPRECIATION FOR
                                      UNDERLYING      GRANTED TO       EXERCISE                    OPTION TERM (1)
                                        OPTIONS      EMPLOYEES IN        PRICE     EXPIRATION   ----------------------
NAME                                  GRANTED(#)      FISCAL YEAR      ($/SHARE)      DATE          5%         10%
------------------------------------  -----------  -----------------  -----------  -----------  ----------  ----------
Walter C. Herlihy, Ph.D.............     400,000              70%      $    1.41     4/29/2008  $  354,697  $  898,871
James R. Rusche, Ph.D...............      30,000               5%      $    1.41     4/29/2008      26,602      67,415
Daniel P. Witt, Ph.D................      10,000               2%      $    1.41     4/29/2008       8,867      22,472

------------------------

(1) These amounts represent hypothetical gains that could be achieved from the exercise of respective options and the subsequent sale of the Common Stock underlying such options if the options were exercised immediately prior to the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, the date on which the options are exercised, and the date on which the underlying shares of Common Stock are sold. These rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Repligen's estimate or projection of the future Common Stock price.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides information regarding stock option exercises by the Named Executive Officers and the number and value of the Named Executive Officers' unexercised options at March 31, 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

                                                                                                 VALUE OF UNEXERCISED
                                    SHARES                            NUMBER OF OPTIONS          IN-THE-MONEY OPTIONS
                                   ACQUIRED                         AT FISCAL YEAR-END(2)       AT FISCAL YEAR-END(3)
                                      ON              VALUE       --------------------------  --------------------------
NAME                              EXERCISE(1)      REALIZED($)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
------------------------------  ---------------  ---------------  -----------  -------------  -----------  -------------
Walter C. Herlihy.............            --               --         72,500        477,500    $ 128,318    $   793,933
James R. Rusche...............            --               --         41,000         69,000       73,083        116,667
Daniel P. Witt................            --               --         41,000         49,000       73,083         83,527

------------------------

(1) None of the Named Executive Officers exercised any stock options during the fiscal year ended March 31, 1999.

(2) Represents the aggregate number of stock options held as of March 31, 1999 which can and cannot be exercised pursuant to the terms and provisions of the applicable stock option agreements and the 1992 Repligen Corporation Stock Option Plan (the "Plan").

(3) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options. The fair market value of in-the-money options was calculated on the basis of the closing price per share for Common Stock on the Nasdaq National Market of $3.063 on March 31, 1999. All of the options were in-the-money as of March 31, 1999.

                           COMPENSATION OF DIRECTORS

    Drs. Schimmel and Rich, the Co-Chairmen of the Board of Directors, are compensated pursuant to consulting agreements described below and receive no separate compensation for attendance at meetings or otherwise as directors.

    Under the terms of the Plan, each non-employee director, beginning on September 16, 1996, is granted an option to purchase 5,000 shares of Common Stock at an option price equal to the fair market value of the Common Stock on the date of grant, determined in accordance with the terms of the Plan (the "Board Options"). These options vest in full on the first anniversary of the date of the grant, provided such person is still a director on such anniversary. Additionally, each newly-elected, non-employee director who joins the Board is entitled to receive a Board Option to purchase 24,000 shares of Common Stock on the date he or she joins the Board. These initial Board Options vest equally over a three-year period from the date of grant. Board Options have a term of ten years, subject to early termination in the event of death, removal or resignation from the Board. No director is entitled to receive Board Options covering more than an aggregate of 50,000 shares.

    Beginning in August 1998, Mr. Hennessey and Mr. Miller received $1,000 plus expenses for each Board meeting attended.

    Repligen paid Drs. Schimmel and Rich $49,200 and $43,200, respectively, during the fiscal year ended March 31, 1999 pursuant to consulting agreements which have similar terms. These agreements are automatically extended for successive one-year terms unless terminated by either party at least 90 days prior to the next anniversary date. Dr. Schimmel's agreement continues until September 30, 1999 and Dr. Rich's agreement continues until October 31, 1999. Drs. Schimmel and Rich have advised Repligen that they have no present intention of terminating their agreements.

EXECUTIVE EMPLOYMENT AGREEMENTS

    On March 14, 1996, Repligen entered into a letter of agreement with Drs. Herlihy, Rusche, and Witt in connection with Repligen's acquisition and merger with Glycan Pharmaceuticals, Inc. (the "Herlihy Agreement," the "Rusche Agreement," and the "Witt Agreement," respectively). Under the terms of the Herlihy Agreement, Dr. Herlihy is entitled to a minimum salary of $160,000 per annum, subject to periodic increases at the discretion of the Board of Directors. Additionally, Dr. Herlihy is eligible for participation in all of Repligen's welfare, profit sharing, retirement and savings plans on the same basis as other employees of Repligen. Dr. Herlihy received a stock option to purchase 100,000 shares of the Common Stock at $1.25 per share, vesting at 20% per annum over five years pursuant to the Herlihy Agreement. Dr. Herlihy's employment may be terminated, with or without cause, by either party upon 30 days prior written notice. In such event, Dr. Herlihy would be entitled to continue receiving his salary for a period of eight months or until he finds other employment, whichever occurs first.

    Under the terms of the Rusche Agreement, Dr. Rusche is entitled to a minimum salary of $115,000 per annum, subject to periodic increases at the discretion of the Board of Directors. Additionally, Dr. Rusche is eligible for participation in all of Repligen's welfare, profit sharing, retirement and savings plans on the same basis as other employees of Repligen. Dr. Rusche received a stock option to purchase 60,000 shares of the Common Stock at $1.25 per share, vesting at 20% per annum over five years pursuant to the Rusche Agreement. Dr. Rusche's employment may be terminated, with or without cause, by either party upon 30 days prior written notice. In such event, Dr. Rusche would be entitled to continue receiving his salary for a period of six months or until he finds other employment, whichever occurs first.

    Under the terms of the Witt Agreement, Dr. Witt is entitled to a minimum salary of $115,000 per annum, subject to periodic increases at the discretion of the Board of Directors. Additionally, Dr. Witt is eligible for participation in all of Repligen's welfare, profit sharing, retirement and savings plans on the same basis as other employees of Repligen. Dr. Witt received a stock option to purchase 60,000 shares of the Common Stock at $1.25 per share, vesting at 20% per annum over five years pursuant to the Witt Agreement. Dr. Witt's employment may be terminated, with or without cause, by either party upon 30 days prior written notice. In such event, Dr. Witt would be entitled to continue receiving his salary for a period of six months or until he finds other employment, whichever occurs first.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently consists of Dr. Schimmel and Mr. Miller. No member of the Compensation Committee is a current or former employee of Repligen. There are no Compensation Committee interlocks between Repligen and any other entities involving any of the executive officers or directors of such entities.

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total stockholder return (change in stock price plus reinvested dividends) on Repligen's Common Stock with the cumulative total return for the Nasdaq Stock Market Index (U.S.) (the "Nasdaq Composite Index") and the Nasdaq Pharmaceutical Stock Index (the "Nasdaq Pharmaceutical Index"). The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of Repligen's Common Stock.

                            STOCK PERFORMANCE CHART

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             RGEN        NASDAQ PHARMA       NASDAQ US
1995            $100                 $100           $100
1996             $63                 $176           $136
1997             $87                 $161           $151
1998             $70                 $193           $229
1999            $181                 $246           $308

    Assumes $100 invested on March 31, 1995 in each of Repligen Corporation's Common Stock, the securities comprising the Nasdaq Composite Index and the securities comprising the Nasdaq Pharmaceutical Index.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

    The Compensation Committee, which meets on a periodic basis, is comprised of two non-employee members of the Board of Directors. The Committee formulates and administers Repligen's compensation policies for the President and Chief Executive Officer and all vice presidents of Repligen. The Committee is also responsible for determining to whom and under what terms stock options should be granted (other than options which are automatically granted to members of the Board of Directors) under the Plan and the amount of contributions to Repligen's Employee Stock Ownership Plan.

COMPENSATION PHILOSOPHY

    In designing its compensation programs, Repligen takes into account a number of considerations, some relevant to companies in general and some relevant primarily to biotechnology and other research and development intensive companies. The ultimate goal of Repligen's compensation program is to motivate each employee to enhance stockholder value, to provide a fair reward for this effort, and to stimulate each employee's professional and personal growth. In addition, Repligen's compensation program attempts to achieve the following:

    - Provide compensation which is consistent with Repligen's annual and long-term objectives and achievements;

    - Promotion and reward of individual initiative, effort and accomplishment; and

    - Establishment of a competitive total compensation package that enables Repligen to attract and retain qualified and motivated personnel.

PERFORMANCE CRITERIA

    Since Repligen is still in the process of developing its proprietary products and because of the highly volatile nature of biotechnology stocks in general, it is not appropriate to use the traditional performance standards, such as profit levels and stock performance, to measure the success of Repligen and an individual's contribution to that success.

    Accordingly, the compensation of executive officers is based, for the most part, on the achievement of certain goals by Repligen as a whole and the individual (and his or her business unit) concerned. The Committee therefore examines three specific areas in formulating the compensation packages of its three most senior executives. Criteria and specific goals within each category are as follows:

    COMPANY PERFORMANCE:

    - The extent to which key research, clinical, product manufacturing, product sales and financial objectives of Repligen have been met during the preceding fiscal year;

    - The development, acquisition and licensing of key technology; and

    - The achievement by Repligen of certain milestones, whether specified in agreements with third party collaborators or determined internally.

    EXECUTIVE PERFORMANCE:

    - An executive's involvement in and responsibility for the development and implementation of strategic planning and the attainment of strategic objectives of Repligen;

    - The participation by an executive in the relationship between Repligen and the investment community;

    - The involvement of an executive in personnel recruitment, retention and morale; and

    - The responsibility of the executive in working within budgets, controlling costs and other aspects of expense management.

    OTHER FACTORS:

    - The necessity of being competitive with companies in the pharmaceutical and biotechnology industries, taking into account relative company size, stage of development, performance and geographic location as well as individual responsibilities and performance.

    MIX OF COMPENSATION

    Repligen's executive compensation has four principal components:

    - base salary;

    - annual cash bonuses;

    - incentive and/or non-qualified stock options; and

    - miscellaneous benefits.

    In each case, the Committee regularly compares the individual elements comprising Repligen's executives' mix of compensation to that of a similar group of other biotechnology companies.

    The comparison group is based on a multi-tiered classification of representative companies within the biotechnology industry according to numerous characteristics, including but not limited to company size, the number of proprietary products, stage of development of Repligen's products and total revenues. The tiered classification of biotechnology companies is reviewed annually and, if appropriate, revised as members of such tiers change from year to year.

    After completing a review of the comparison group's compensation policies, the Committee determines competitive compensation levels for each executive position.

    Levels of base salary are reviewed on an annual basis by the Committee. Base salary may be altered in line with changes in compensation amongst the companies included in the Committee's comparison group and further adjusted if the committee determines that an executive's contribution to Repligen has increased or decreased.

    Annual cash bonuses are voted in April and calculated as a percentage of an executive's base salary as determined by both the bonus schedule that is established at the beginning of each fiscal year and by the various criteria set forth above. Stock options are also awarded from time to time based upon the same criteria and are intended both to retain and reward the executive and to provide further incentive for him or her to continue contributing to the long-term success of Repligen.

Respectfully submitted by the Compensation Committee,

G. William Miller
Paul Schimmel, Ph.D.

    The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent that Repligen specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         PROPOSAL 2--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board has selected the firm of Arthur Andersen LLP, certified public accountants, upon recommendation of the Audit Committee of the Board, as independent auditors for Repligen to examine and report on its financial statements for the 2000 fiscal year, which appointment is being submitted to the stockholders for ratification at the Annual Meeting. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions. The appointment of the independent auditors will be ratified if it receives the affirmative vote of the holders of a majority of shares of the Common Stock of Repligen present at the Annual Meeting, in person or by proxy. Submission of the appointment of the auditors to the stockholders for ratification will not limit the authority of the Board to appoint another accounting firm to serve as independent auditors if the present auditors resign or their engagement is otherwise terminated.

    The Board recommends a vote FOR the ratification of Arthur Andersen LLP as independent auditors.

          PROPOSAL 3--AMEND THE RESTATED CERTIFICATE OF INCORPORATION

    The Board has voted to recommend to the stockholders that Repligen amend its Charter to increase the number of authorized shares of Common Stock from 30,000,000 shares to 40,000,000 shares. Shares of Repligen's Common Stock, including the additional shares proposed for authorization, do not have preemptive or similar rights.

    The Board believes that the authorized number of shares of Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board to be necessary or desirable. These purposes may include, without limitation: facilitating broader ownership of Repligen's Common Stock by effecting a stock split or issuing a stock dividend; acquiring other businesses in exchange for shares of Repligen's Common Stock; and raising capital through the sale of Repligen's Common Stock. Repligen has no commitments, agreements or undertakings to issue any such additional shares. The Board considers the authorization of additional shares of Repligen's Common Stock advisable to ensure availability of shares for issuance should the occasion arise. As of June 30, 1999, there were 21,868,085 shares of Common Stock issued and outstanding 3,349,477 shares of Common Stock reserved for issuance pursuant to the Plan and 3,307,050 shares of Common Stock reserved for issuance pursuant to previously issued warrants. If the amendment to the Charter is approved, the Board will have the authority to issue approximately 11,575,388 additional shares of Common Stock, generally without further stockholder approval.

    The issuance of additional shares of Repligen's Common Stock could have the effect of diluting earnings per share and book value per share, which could adversely affect Repligen's existing stockholders. The Board ability to issue additional shares of Repligen's Common Stock could make a change in control of Repligen more difficult or costly by diluting the stock ownership of persons seeking to obtain control of Repligen. Repligen is not aware, however, of any pending or threatened efforts to obtain control of Repligen.

    Approval of the proposal to amend Repligen's Charter will require an affirmative vote of a majority of the outstanding shares of Common Stock of Repligen entitled to vote on the proposal.

    The Board recommends a vote FOR the proposal to amend Repligen's Charter to increase the number of authorized shares of Common Stock from 30,000,000 shares to 40,000,000 shares.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPILANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Repligen's directors, executive officers, and holders of more than ten percent of Repligen's Common Stock (collectively, "Reporting Persons"), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock of Repligen. Such Reporting Persons are required by SEC regulation to furnish Repligen with copies of all
Section 16(a) reports they file. Based on its review of the copies of such filings received by it with respect to the fiscal year ended March 31, 1999, Repligen believes that all required persons complied with all Section 16(a) filing requirements with respect to the fiscal year ended March 31, 1999, except that each of Drs. Rusche, Witt, Rich, and Schimmel did not report one transaction on a timely basis and filed a late report with respect to that transaction. Mr. Hennessey did not report two transactions on a timely basis and filed a late report with respect to those transactions.

                            STOCKHOLDERS' PROPOSALS

    Any proposal by a stockholder of Repligen intended to be presented at the 2000 Annual Meeting of Stockholders must be received by Repligen at its principal executive office not later than February 1, 2000 for inclusion in Repligen's proxy statement and form of proxy relating to that meeting. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the SEC.

                                 OTHER BUSINESS

    Management does not know of any other matters to be brought before the Meeting except those set forth in the notice thereof. If other business is properly presented for consideration at the Meeting, it is intended that the Proxies will be voted by the persons named therein in accordance with their judgment on such matters.

    Even if you plan to attend the Meeting in person, please sign, date and return the enclosed Proxy promptly. A postage-paid return-addressed envelope is enclosed for your convenience. Your cooperation in giving this matter your immediate attention and in returning your proxies will be appreciated.

                                    EXPENSES

    The cost of solicitation will be borne by Repligen, and in addition to directly soliciting stockholders by mail, Repligen may request banks and brokers to solicit their customers who have stock of Repligen registered in the name of the nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of Repligen may also be made of some stockholders in person or by mail or telephone following the original solicitation. Repligen may, if appropriate, retain an independent proxy solicitation firm to assist Repligen in soliciting proxies. If Repligen does retain a proxy solicitation firm, Repligen would pay such firm's customary fees and expenses.

Dear Shareholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Please sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advanced for your prompt consideration of these matters.

Sincerely,
Repligen Corporation

Please mark
votes as in     / X /
this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEM 2 AND 3, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4 TO HAVE THE PROXIES VOTED UPON SUCH ADJORNMENTS THEREOF.

1.   To elect five persons to the Board of Directors for the     3.   To consider and act upon a proposal to amend Repligen's
     ensuing year.                                                    Restated Certificate of Incorporation to increase the
Nominees:  Walter C. Herlihy, Ph.D., Robert J. Hennessey,             number of authorized shares of Common Stock, par value
G. William Miller, Alexander Rich, M.D., Paul Schimmel, Ph.D.,        $0.1 per share, from 30,000,000 shares to 40,000,000 shares.

         For                     Withheld                                 For             Against            Abstain
         / /                        / /                                   / /               / /                / /

/ /                                                              4.   In their discretion, the proxies are authorized to vote
    --------------------------------------------                      upon such other matters as may properly come before the
For all nominees except as noted above                                meeting or any adjournment thereof.

2. To ratify the selection of Arthur Andersen LLP as the         / /  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.
   independent auditors of Repligen for the fiscal year
   ending March 31, 2000.                                        (If signing as attorney, executor, trustee, or guardian, please
         For             Against            Abstain              give your full title as such. If stock is held jointly, each
         / /               / /                / /                owner should sign.)

                                                                 Dated:                       , 1999
                                                                        ----------------------

                                                                 ---------------------------------------------------------------

                                                                 ---------------------------------------------------------------

                                                                 Signature(s) of Stockholder(s)

                                                                 ---------------------------------------------------------------
                                                                 Print Name(s)